November 4, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Petro River Oil Corp. under Item 4.01 of its Form 8-K dated October 30, 2015. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Petro River Oil Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

New York, New York